Exhibit 99.1

GRAY ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE

ATLANTA, November 4, 2021 -- Gray Television, Inc. (“Gray”) (NYSE: GTN) announced today that its Board of Directors has authorized a quarterly cash dividend of $0.08 per share of its common stock and Class A common stock. The dividend is payable on December 31, 2021, to shareholders of record at the close of business on December 15, 2021.

About Gray Television:

Gray Television, headquartered in Atlanta, Georgia, is the largest owner of top-rated local television stations and digital assets in the United States. Upon its anticipated acquisition of the television stations of Meredith Corporation, Gray will become the nation’s second largest television broadcaster, with television stations serving 113 markets that reach approximately 36 percent of US television households. The pro forma portfolio includes 79 markets with the top-rated television station and 101 markets with the first and/or second highest rated television station according to Comscore’s audience measurement data. Gray also owns video program production, marketing, and digital businesses including Raycom Sports, Tupelo Honey, and RTM Studios, the producer of PowerNation programs and content and is the majority owner of Swirl Films.

Forward-Looking Statements:

This press release contains certain forward looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact, and may be identified by words such as “estimates”, “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control, include Gray’s ability to complete its pending acquisition of Meredith or other pending transactions on the terms and within the timeframe currently contemplated, any material regulatory or other unexpected requirements in connection therewith, and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.gray.tv. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

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Gray Contacts:

www.gray.tv

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333